Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
TEGAL CORPORATION

It is hereby certified that:

1.           The name of the corporation is Tegal Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”).

2.           The Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article FIRST thereof and inserting in lieu of said Article the following new Article FIRST:

“FIRST: The name of the corporation (hereinafter the “Corporation”) is CollabRx, Inc.”

3.           The amendment of the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be executed by its duly authorized officer this 25th day of September, 2012.

TEGAL CORPORATION

By:	/s/ Thomas R. Mika
Name:	Thomas R. Mika
Title:	President and Co-Chief Executive Officer